Exhibit 99.1

            Daniel S. Sanders Named Director of Nalco Holding Company

    NAPERVILLE, Ill.--(BUSINESS WIRE)--Jan. 10, 2005--Nalco Holding Company (NYSE:NLC) announced today that it has added Daniel S. Sanders to its board of directors, serving on the board's Audit Committee. His appointment brings the board to a total of 9 members.
    Mr. Sanders is the former president, ExxonMobil Chemical Company, and vice president, Exxon Mobil Corporation. He retired from ExxonMobil on August 31, 2004 after 43 years of service.
    A native of Georgia, Mr. Sanders earned a degree in mechanical engineering from the University of South Carolina and joined Exxon as an engineer at the company's Baton Rouge, Louisiana, refinery. Early in his career he held positions in Exxon Chemical's manufacturing operations and later he held positions of increasing responsibility with Exxon's chemical business.
    In 1988, Mr. Sanders became executive assistant to the chairman and president of Exxon Corporation, and in 1990 was appointed senior vice president of Exxon Company, U.S.A. In 1992, he became worldwide president of the Basic Chemicals group of Exxon Chemical Company, and in 1994 he became vice president of Human Resources of Exxon Corporation.
    He was named executive vice president of Exxon Chemical in 1998 and president in January 1999. He was named president of ExxonMobil Chemical Company, in December of 1999 when the two companies merged.
    Mr. Sanders is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He is also on the Board of Directors of Milliken & Company, Arch Chemicals and Celanese Chemicals.

    Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2003, Nalco achieved sales of $2.8 billion.

    CONTACT: Nalco Holding Company
             Charlie Pajor (Media Contact), 630-305-1556 cpajor@nalco.com or
             Mike Bushman (Investor Contact), 630-305-1025 mbushman@nalco.com website: www.nalco.com